Exhibit 99.1

FOR RELEASE:	AUGUST 5, 2011
For more information, contact:
Kirk Whorf, Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com; 919-645-2707
Larry D. Barbour, President and Chief Executive Officer
919-855-9925

NORTH STATE BANCORP REPORTS
2ND QUARTER EARNINGS

Company reports profitability for the 2nd Quarter.

RALEIGH, NC … North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, reported net income for the quarter ended June 30, 2011 of $111,000, which is $199,000 less than the $310,000 earned in the period ended June 30, 2010.  Net income results for the second quarter of 2011 include gains on security sales which were $329,000 or $202,000 net of taxes for the quarter ended June 30, 2011.  Diluted earnings per share were $0.01 for the quarter ended June 30, 2011 compared to $0.04 for 2010.  For the six month period ended June 30, 2011, net income was $314,000, a decrease of $510,000 from net income of $824,000 reported for the six month period ended June 30, 2010.

The Company also reported that core earnings (earnings before taxes and cost of credit), a non-GAAP measure, were $1.8 million and $3.7 million for the three and six month periods ended June 30, 2011.

Total assets for the Company as of June 30, 2011, were $638.3 million compared to $651.3 million as of June 30, 2010, a decrease of $13.0 million.  Total deposits and total loans as of June 30, 2011, were $566.9 million and $482.7 million, respectively, compared to total deposits and total loans at June 30, 2010, of $578.0 million and $506.8 million, respectively.  The reduction in total assets and total deposits is the result of the Company’s continuing efforts to eliminate non-core fundings, specifically brokered and internet deposits, which decreased $8.0 million and $21.3 million, respectively, over the six and twelve month periods ended June 30, 2011.  Core deposits, which primarily include demand deposit and money market accounts for our customers, increased by $31.8 million for the same period.

The primary reason for the decrease in earnings was lower net interest income (a decrease of $278,000), higher personnel and benefit costs (an increase of $410,000 excluding the mortgage division) and costs associated with our Community Plus division (an increase of $120,000).

North State Bank remains well capitalized with capital ratios in excess of regulatory minimums to be considered well capitalized.

“As the national and local economies continue to struggle, so does the banking industry.  We must remember we are still mired in the greatest recession in 75 years.  Beginning in late 2008, before the recession led to a financial crisis in our country, we created a plan to work through these difficult times and I am pleased to report it is working quite well.  Obviously greater profitability would be available for our stakeholders were it not for loan loss reserves which are still extensive as we help our customers through these unprecedented times,” Larry D. Barbour, president and CEO shared in remarks on the Company’s financial results.

Mr. Barbour continued “We are very pleased and thankful for remaining profitable in these difficult times. As a well capitalized bank with strong liquidity funded by a loyal base of core deposits and consistent increases in non-interest income from our mortgage and wealth management divisions which have contributed $443,000 in pretax earnings year-to-date, we remain confident about our future as troubled loans decrease.”

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”
www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including changes in real estate values and the real estate market, economic conditions, regulatory changes, changes in interest rates, substantial changes in financial markets, our ability to manage growth, and loss of deposits and loan demand to other savings and financial institutions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

North State Bancorp
Selected Financial Information and Other Data (Unaudited)
	As of or for the Three Months Ended		As of or for the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share)
Earnings Summary:
Total interest income	$6,734	$7,789	$13,814	$15,389
Total interest expense	1,349	1,971	2,831	4,128
Net interest income	5,385	5,818	10,983	11,261
Provision for loan losses	1,418	1,612	2,433	2,862
Net interest income after provision for loan losses	3,967	4,206	8,550	8,399
Noninterest income	1,165	725	1,908	1,311
Noninterest expense	4,950	4,377	9,952	8,280
Income before income taxes	182	554	506	1,430
Income taxes	71	244	192	606
Net income	$111	$310	$314	$824

Share and Per Share Data:
Earnings per share - basic	$0.01	$0.04	$0.04	$0.11
Earnings per share - diluted	$0.01	$0.04	$0.04	$0.11
Tangible book value per share	$5.11	$5.06	$5.11	$5.06
Weighted average shares outstanding:
Basic	7,427,976	7,337,980	7,427,976	7,298,201
Diluted	7,431,682	7,371,396	7,432,884	7,345,693

Financial Condition Period End:
Cash, federal funds sold and due from banks	$71,150	$67,927	$71,150	$67,927
Investment securities	17,261	21,749	17,261	21,749
Loans - held for sale	47,182	31,212	47,182	31,212
Loans	482,721	506,770	482,721	506,770
Less allowance for loan losses	9,944	8,484	9,944	8,484
Other assets	29,967	32,135	29,967	32,135
Total assets	$638,337	$651,309	$638,337	$651,309

Deposits	$566,874	$578,000	$566,874	$578,000
Other borrowings	30,719	32,663	30,719	32,663
Other liabilities	2,612	2,949	2,612	2,949
Shareholders' equity	38,132	37,697	38,132	37,697
Total liabilities and shareholders' equity	$638,337	$651,309	$638,337	$651,309

Financial Condition Average Balances:
Cash, federal funds sold and due from banks	$82,137	$90,075	$83,628	$100,477
Investment securities	31,024	22,321	23,431	23,289
Loans - held for sale	25,706	22,246	27,182	13,597
Loans	476,060	513,833	485,363	517,626
Less allowance for loan losses	9,421	8,219	9,560	8,276
Other assets	30,812	31,436	31,093	31,240
Total assets	$636,318	$671,692	$641,137	$677,953

Deposits	$564,146	$597,360	$569,160	$604,050
Other borrowings	31,755	33,614	31,730	33,481
Other liabilities	2,333	2,976	2,227	2,930
Shareholders' equity	38,084	37,742	38,020	37,492
Total liabilities and shareholders' equity	$636,318	$671,692	$641,137	$677,953

Performance Ratios:
Return on average assets	0.07%	0.19%	0.10%	0.25%
Return on average equity	1.17%	3.29%	1.67%	4.43%
Net interest margin (1)	3.70%	3.73%	3.74%	3.59%
Efficiency ratio	75.57%	66.90%	77.20%	65.86%

Asset Quality Ratios:
Net loan charge-offs to average loans	0.17%	0.20%	0.50%	0.57%
Nonaccrual loans to period-end loans	5.54%	3.09%	5.54%	3.09%
Nonperforming assets to total assets	4.68%	3.20%	4.68%	3.20%
Ratio of allowance for loan losses to nonaccrual loans	0.37	0.54	0.37	0.54
Allowance for loan losses to period-end loans	2.06%	1.67%	2.06%	1.67%

Other Data:
Average equity to average assets	5.99%	5.62%	5.93%	5.53%
Total shareholders' equity to assets	5.97%	5.79%	5.97%	5.79%
Number of offices:
Full service banking offices	7	7	7	7
Loan production offices	-	-	-	-
Number of employees (FTEs)	112	108	112	108

Core Earnings (2):
GAAP stated earnings	$111	$310	$314	$824
Net gains on sale of investment securities	329	-	329	232
Provision for loan losses	1,418	1,612	2,433	2,862
Forecosed asset expense net of rental income	561	464	1,052	791
Taxes	71	244	192	606
Non-GAAP core earnings before tax	$1,832	$2,630	$3,662	$4,851

(1)	Excludes nonaccrual loans
(2)
We define core earnings as operating income before securities gains (losses); loan loss reserves; foreclosed asset valuation write-downs and expense net of rental income; and taxes.  Core earnings is considered a non-GAAP financial measure.  Core earnings do not represent, and should not be considered as, an alternative to net income, as determined in accordance with GAAP.  Our definition of core earnings might not be comparable to similarly titled measures by other companies.  We believe that the presentation of core earnings is useful to investors because it provides important information of our operating performance exclusive of non-recurring expenses of loan loss reserves and foreclosed asset expense and write-downs as well as taxes.